2001 ROSS AVENUE	ABU DHABI
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WASHINGTON

October 8, 2009

VIA EDGAR TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:           SemGroup Energy Partners, L.P.
Form 10-K for the Fiscal Year Ended December 31, 2008
Filed July 2, 2009

Form 10-Q for the Quarterly Period Ended June 30, 2009
Filed August 24, 2009
File No. 1-33503

Ladies and Gentlemen:

SemGroup Energy Partners, L.P. (the “Partnership”) has received the comments provided by the staff (the “Staff”) of the Securities and Exchange Commission in its comment letter dated September 25, 2009 with respect to the Partnership’s Annual Report on Form 10-K for the Year Ended December 31, 2008 and Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2009.  As discussed with Mr. Bob Carroll of the Staff, the Partnership expects to respond to such comments on or prior to October 21, 2009.  Please contact me at 214-953-6634 with any questions.

Very truly yours,

/s/ Douglass M. Rayburn

Douglass M. Rayburn